As filed with the Securities and Exchange Commission on February 1, 1996 Registration No. 333-00115

POST EFFECTIVE AMENDMENT TO FORM S-2

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SUMMIT SECURITIES, INC.
(Exact name of registrant as specified
in governing instruments)

	Idaho	6799
	(State or other jurisdiction of	(Primary Standard Industrial
	incorporation or organization)	Classification Code Number)

		929 W. Sprague Avenue
		Spokane, WA 99204
	82-0438135	(509) 838-3111
	(I.R.S. Employer	(Address, including zip code,
	Identification No.)	and telephone number,
		including area code, of
		registrant's principal
		executive offices)

Tom Turner
President
Summit Securities, Inc.
929 W. Sprague Ave.
Spokane, WA 99204
(509) 838-3111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

	Item 14.	Other Expenses of Issuance and Distribution.

	The following table sets forth the estimated expenses in connection with the issuance and distribution of the Certificates, other than selling commissions:

SEC Registration Fee ....................$	8,413
NASD Filing Fee .........................	6,000
Independent Underwriter Fee..............	55,000
*Printing ...............................	10,000
*Legal Fees and Expenses ................	10,000
*Accounting Fees and Expenses ..........	45,000
*Trustee's Fees and Expenses ............	5,000
*Blue Sky Fees and Expenses .............	30,000
*Miscellaneous ..........................	3,587

	TOTAL .............................	$173,000

	*Estimated

	Item 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

	Summit's Articles of Incorporation provide for indemnification of Summit's directors, officers and employees for expenses and other amounts reasonably required to be paid in connection with any civil or criminal proceedings brought against such persons by reason of their service of or position with Summit unless it is adjudged in such proceedings that the person or persons are liable due to willful malfeasance, bad faith, gross negligence or reckless disregard of his duties in the conduct of his office. Such right of indemnification is not exclusive of any other rights that may be provided by contract or other agreement or provision of law.

	Item 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

		(a).	Exhibits:

	*1.a.i.	Form of Selling Agreement between Summit and
Metropolitan Investment Securities, Inc. with respect to Certificates.

	*1.a.ii.	Form of Selling Agreement between Summit and
Metropolitan Investment Securities, Inc. with respect to Preferred Stock Series S-2.

	*1.b.i.	Form of Agreement to Act as Qualified Independent
Underwriter between Summit, Metropolitan Investment
Securities, Inc. and Welco Securities, Inc. with respect to Certificates to be registered.

	*1.b.ii.	Form of Agreement to Act as Qualified Independent
Underwriter between Summit, Metropolitan Investment
Securities, Inc. and Welco Securities, Inc. with respect to Preferred Stock to be registered.

	*1.c.i.	Form of Pricing Opinion of Welco Securities, Inc. with
respect to Certificates to be registered.

	*1.c.ii.	Form of Pricing Opinion of Welco Securities, Inc. with
respect to Preferred Stock to be registered.

	*1.d.	Form of Selected Dealer's Agreement.

	4.a.	Indenture dated as of November 15, 1990 between Summit
and West One Bank, Idaho, N.A., Trustee. (Exhibit
4(a) to Registration No. 33-36775).

	4.b.	Amendment to Indenture dated as of November 15, 1990
between Summit and West One Bank, Idaho, N.A.,
Trustee. (Exhibit 4(b) to Registration No. 33-36775).

	*4.c	Statement of Rights, Designations and Preferences of
Variable Rate Cumulative Preferred Stock Series S-2.

	*5.a.	Form of Opinion of Susan A. Thomson, Attorney at Law,
as to validity of Investment Certificates.

	*5.b.	Form of Opinion of Susan A. Thomson, Attorney at Law,
as to validity of Preferred Stock.

	7.	Opinion Regarding Liquidation Preference. See Exhibit
5.b.

	10.a.	Management Receivable Acquisition and Servicing
Agreement between Summit Securities Inc. and
Metropolitan Mortgage & Securities Co., Inc. dated
September 9, 1994. (Exhibit 10.a. to Registraion No.
33-57619)

	10.b.	Stock Purchase Agreement between Summit and
		Metropolitan regarding the purchase of
		Metropolitan Investment Securities, dated January
		31, 1995.  (Exhibit 10.b to Registration No.
		33-57619)

	*10.c.	Receivable Acquisition, Management and Services
		Agreement between Summit Securities, Inc. and
		Metropolitan Mortgage & Securities Co., Inc., dated
		September 9, 1994.

	*10.d.	Receivable Acquisition, Management and Services
		Agreement between Old Standard Life Insurance Company and Metropolitan Mortgage & Securities Co., Inc., dated December 31, 1994.

	11.	Computation of Earnings Per Common Share. (See
Financial Statements.)

	*12.	Computation of Ratio of Earnings to Fixed Charges.

	*23.a.i.	Consent of Coopers & Lybrand L.L.P., Independent
Certified Public Accountants.

	23.a.ii.	Consent of Susan Thomson, Attorney at Law.  See Exhibit
5.b.

	*25.	Statement on Form T-1 of West One Bank.  (The Exhibits
to this Exhibit have been filed in paper pursuant to a continuing hardship exemption granted January 24, 1994.)

	*27.	Financial Data Schedule.

*Filed herewith


	Item 17.	UNDERTAKINGS.

	(a)	The undersigned registrant hereby undertakes:

		(1)	To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events
arising after the effective date of the
registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

		(iii)	To include any material information with respect
			to the plan of distribution not previously disclosed in the registration statement or any
				material change to such information in the
			registration statement;

	(2)	That, for the purpose of determining any liability under
		the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective
		amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling persons of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on January 9, 1996.

				SUMMIT SECURITIES, INC.

				/S/ TOM TURNER
			By:
			_________________________________________________
			Tom Turner,
 			President/Director

	Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date


/S/TOM TURNER

_________________________	President/Director/	January 9, 1996
Tom Turner

/S/PHILIP SANDIFUR

_________________________	Vice President/Director	January 9, 1996
Philip Sandifur

/S/ GREG GORDON

_________________________	Secretary/Treasurer	January 9, 1996
 Greg Gordon	Director

/S/ERNEST JURDANA

_________________________Principal Accounting	January 9, 1996
Ernest Jurdana	Officer

/S/ ROBERT POTTER
________________________	Director	January 9, 1996
Robert Potter


GRAPHS APPENDIX

1.	A circular diagram with an arrow from one paragraph to the next, depicting how the investor's proceeds are used. The graphic contains the following introductory statement: "The following diagram depicts a standard model for how an investor's money is used by the Company for investment in Receivables. This model is for illustrative purposes, and is not intended to be exhaustive. It is qualified in its entirety and should be read in conjunction with the detailed information provided elsewhere in the prospectus."

The graphic includes the following paragraphs within the circular diagram. The diagram contains an arrow from one paragraph to the next: Election is made to invest/reinvest in Preferred Stock. The Company invests the money in Receivables secured by real estate. The Receivable obligors make principal and interest payments to the Company. Some of the money received as payment is used to finance the cost of doing business. Dividend payments are paid or reinvested at the direction of the investor.

The graphic contains the following statement in bold in the center of the circular diagram: DIAGRAM SHOWING HOW INVESTORS' MONEY IS USED IN THE PURCHASE OF RECEIVABLES.

2.	Two graphs depicting how the Company earns a greater yield on a
Receivable through purchasing the Receivables at a discount from the face amount. Both graphs have a vertical axis which show the Company's investment in the receivable, the face value and the interest earned. The horizontal axis shows years. A line is drawn from each of the three points on the vertical axis, sloping down to the 15 year mark on the horizontal axis. The areas between these lines are identified as A, B and C.

The first graph contains the following explanatory heading: Receivable Purchased at a Discount - Example of a $50,000 Receivable purchased at a discount. Interest rate is 10%, term is 15 years. The Company pays A and receives B and C as income.

The second graph contains the following explanatory heading:
Receivable Purchased without a Discount - Example of a $50,000
Receivable purchased without a discount. Interest rate if 10%, term is 15 years. The Company pays A and B. The Company receives C as income.